Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

June 18, 2013	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. INITIATES QUARTERLY DIVIDEND

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced that it is initiating a regular quarterly dividend of $0.05 per share.

Directors Authorize Quarterly Cash Dividend

Stein Mart’s Board of Directors has approved a quarterly dividend of $0.05 per share or $0.20 on an annual basis. The first dividend payment will be payable on July 19, 2013 to shareholders of record at the close of business on July 5, 2013.

“We are pleased to announce the resumption of our quarterly cash dividend,” said Jay Stein, Chief Executive Officer. “We are confident that our operations will continue to generate significant cash flows and believe that this is a perfect way to deliver additional value to our shareholders.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com